AMENDMENT TO THE
ALPHARMA INC. DEFERRED COMPENSATION PLAN

The Alpharma Inc. Deferred Compensation Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1.     Section VIII of the Plan is hereby deleted in its entirety and replaced with the following:

"The Employer, acting through its Board of Directors, may, in its discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a Participant's or his/her Beneficiary's right to receive payments from amounts previously credited to such Participant's Account or reduce the rate of interest as to then existing Account balances, provided, however; that if the Employer is liquidated or merged or consolidated with another corporation the Employer's Board of Directors shall have the exclusive right to determine that any unpaid Account or subaccount balances shall be paid in any manner which the Board of Directors determines to be just and equitable.

Notwithstanding the foregoing, the Board of Directors has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board of Directors has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations thereunder. The Board of Directors retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or regulations thereunder."

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/s/ George P. Rose	October 23, 2006
ALPHARMA INC.	DATE